As filed with the Securities and Exchange Commission on November 24, 2025
Registration Statement No.
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
THE ALLSTATE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	36-3871531
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)
3100 Sanders Road, Northbrook, Illinois    60062
(Address of principal executive offices)    (Zip Code)

THE ALLSTATE CORPORATION
DEFERRED COMPENSATION PLAN FOR INDEPENDENT CONTRACTOR EXCLUSIVE AGENTS
(Full title of the Plan)
Julie Cho, Vice President, Deputy General Counsel and Corporate Secretary
The Allstate Corporation
3100 Sanders Road, Northbrook, Illinois 60062
(847) 402-2800
(Name, address, and telephone number of agent for service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(b) of the Securities Act. ☐

PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS
The document(s) containing the information specified in Part I will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the Commission as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3: Incorporation of Documents by Reference
The following documents filed by The Allstate Corporation (“Allstate”) with the Securities and Exchange Commission (the “Commission”) are incorporated in and made a part of this Registration Statement by reference, as of their respective dates:
1.Allstate’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed February 24, 2025, and the portions of our Proxy Statement, filed April 17, 2025, for our 2025 Annual Meeting of Stockholders incorporated by reference into our Annual Report. (File No. 1-11840)
2.Allstate’s Quarterly Reports on Form 10-Q for the quarter ended March 31, 2025 filed on April 30, 2025, for the quarter ended June 30, 2025 filed on July 30, 2025, and for the quarter ended September 30, 2025 filed on November 5, 2025. (File No. 1-11840)
3.Allstate’s Current Reports on Form 8-K filed January 30, April 1, June 4, July 1, October 1, 2025 (only with respect to the Item 5.02 information), and November 20, 2025. (File No. 1-11840)
All documents that Allstate subsequently files pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than any information Allstate furnishes, rather than files, with the Commission pursuant to certain items of Form 8-K, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference or deemed to be part of the Registration Statement shall be deemed to be modified or superseded for purposes of the Registration Statement to the extent that a statement contained in any other subsequently filed document which also is or is deemed to be incorporated by reference or deemed to be part of the Registration Statement modifies or replaces such statement. Any statement contained in a document that is deemed to be incorporated by reference or deemed to be part of the Registration Statement after the most recent effective date may modify or replace existing statements contained in the Registration Statement. Any such statement so modified shall not be deemed in its unmodified form to constitute a part of the Registration Statement for purposes of the Securities Act. Any statement so superseded shall not be deemed to constitute a part of the Registration Statement for purposes of the Securities Act.

Item 4: Description of Securities
The following description of the Deferred Compensation Obligations (the “Obligations”) is qualified by reference to the text of The Allstate Corporation Deferred Compensation Plan for Independent Contractor Exclusive Agents (the “Plan”).
Under the Plan, Allstate provides eligible persons the opportunity to defer a specified percentage of their monthly or weekly compensation paid by Allstate’s wholly-owned subsidiaries. Eligibility is limited to exclusive insurance agents or exclusive financial specialists deriving compensation from Allstate’s wholly-owned subsidiaries on an independent contractor basis. Amounts deferred pursuant to the Plan will be unsecured general obligations of Allstate to pay the deferred compensation in the future in accordance with the terms of the Plan, and will rank equally with Allstate’s other unsecured and unsubordinated indebtedness from time to time outstanding. Allstate’s principal sources of funds to pay its obligations are dividends from its subsidiary Allstate Insurance Company, intercompany borrowings, funds from the settlement of its benefit plans, and funds that periodically may be raised from the issuance of additional debt or stock. Dividend payments from Allstate Insurance Company are restricted by Illinois insurance laws and regulations. Because Allstate is a holding company, its right, and hence the right of its creditors (including participants in the Plan), to participate in any distribution of the assets of any subsidiary upon its liquidation or reorganization or otherwise is necessarily subject to the prior claims of creditors of the subsidiary, except to the extent that claims of Allstate itself as a creditor of the subsidiary may be recognized.
The Plan is unfunded. Consequently, any amounts credited for deferred compensation are part of Allstate’s general funds, subject to all of the risks of Allstate’s business, and may be deposited, invested or expended in any manner whatsoever by Allstate.
The amount of compensation to be deferred by each participant will be determined in accordance with the Plan based on election by the participant. Compensation deferred pursuant to the Plan is credited by book entry to the participant’s account. Each participant’s deferred compensation will be allocated to one or more investment options chosen by each participant as provided in the Plan for purposes of accounting, as if the deferred compensation had been so invested, and not for actual investment. The account will be adjusted to reflect the investment experience of the selected investment options during the deferral period. The Obligations will be denominated and payable in United States dollars.
The Plan is administered by a committee appointed by the board of directors of Allstate, and the committee has delegated administration duties to a plan administrator. The committee has the authority to determine the investment options available for selection by participants. Currently, the investment options mirror certain investment options available under the Allstate 401(k) Savings Plan. Subject to certain limitations, participants may reallocate existing account balances among the investment options available under the Plan on a daily basis.
Benefits under the Plan are not subject to assignment, transfer, pledge or other encumbrance. A participant may designate persons or entities to receive any amounts payable under the Plan in the event of the death of the participant.
The Obligations owed to any participant are not subject to distribution, in whole or in part, prior to the participant’s separation from service or the subsequent individual payment dates specified by the participant in accordance with terms of the Plan, except (1) for demonstrated hardship in the case of accounts not subject to Section 409A of the Internal Revenue Code ("409A"), (2) in connection with an in-service withdrawal with the imposition of substantial penalties in the case of accounts not subject to 409A, (3) for an unforeseeable financial emergency in the case of accounts subject to 409A, (4) in connection with an in-service withdrawal of amounts deferred on or after January 1, 2018, or (5) in connection with the termination of the Plan. Allstate reserves the right to amend or terminate the Plan at any time, except that no such amendment or termination shall reduce the amount of compensation deferred or any accruals thereon.

The Obligations are not convertible into another security of Allstate. The Obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant on Allstate’s part. No trustee has been appointed having the authority to take action with respect to the Obligations and each participant will be responsible for acting independently with respect to, among other things, the giving of notices, responding to any requests for consents, waivers or amendments pertaining to the Obligations, enforcing covenants and taking action upon a default.
Item 5: Interests of Named Experts and Counsel
Julie Cho, Allstate’s Vice President, Deputy General Counsel and Corporate Secretary has passed upon the validity of the Obligations being registered. Ms. Cho is not eligible to participate in the Plan. Ms. Cho beneficially owns or has options to acquire an aggregate of less than one percent of Allstate’s outstanding common shares. These shares and options include awards under Allstate’s employee benefit plans, subject to forfeiture under certain circumstances.
Item 6: Indemnification of Directors and Officers
Article IV of the Amended and Restated By-Laws of Allstate provides that Allstate will indemnify all of its directors, former directors, officers and former officers, to the fullest extent permitted under law, who were or are a party or are threatened to be made a party to any proceeding by reason of the fact that such persons were or are directors or officers of Allstate, against liabilities, expenses, judgments, fines, excise taxes or penalties assessed, including, without limitation, those with respect to an employee benefit plan or trust, and amounts paid in settlement actually and reasonably incurred by them. The indemnity shall not be deemed exclusive of any other rights to which directors or officers may be entitled by law or under any articles of incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise. In addition, the indemnity shall inure to the benefit of the legal representatives of directors and officers or of their estates, whether such representatives are court appointed or otherwise designated, and to the benefit of the heirs of such directors and officers. The indemnity shall extend to and include claims for such payments arising out of any proceeding commenced or based on actions of such directors and officers taken prior to the effective date of such Article IV; provided that payment of such claims had not been agreed to or denied by Allstate before such date.
Article Eighth of Allstate’s Restated Certificate of Incorporation provides that a director of Allstate shall not be personally liable to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, to the fullest extent permitted by the Delaware General Corporation Law.
Under Section 145 of the Delaware General Corporation Law, a corporation may indemnify a person who was made a party to a proceeding or threatened to be made a party to a proceeding by reason of the fact that the person is or was a director or officer of the corporation against liability actually and reasonably incurred in connection with such proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe the person’s conduct was unlawful. A corporation may not indemnify a director or officer in connection with a proceeding where such person is adjudged liable to the corporation, unless the court in which the proceeding is brought determines that such director or officer is fairly and reasonably entitled to indemnity.
Allstate has provided liability insurance for each director and officer for certain losses arising from claims or charges made against them while acting in their capacities as directors or officers of Allstate.
Allstate has entered into an indemnification agreement with each director, providing that Allstate will indemnify such director (and such director’s spouse), to the fullest extent permitted under Delaware law, if he or she is or was made a party, witness, or other participant in or is or was threatened to be made a party, witness, or other participant in any proceeding by reason of the fact that such person was or may be deemed a director of Allstate or was or may be deemed serving at the request of Allstate as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against liabilities, expenses (including those expenses incurred in relation to a successful defense of claims), judgments, fines, excise taxes or penalties assessed with respect to an employee benefit plan or trust, and amounts paid in settlement actually and reasonably incurred by them, provided that such director acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of Allstate. The indemnity shall not be deemed exclusive of any other rights to which such director may be entitled by law or under any articles of incorporation or by-law. The agreement requires Allstate to obtain and maintain an insurance policy or policies providing general director liability insurance.
Item 8: Exhibits
The Exhibits to this Registration Statement are listed in the Exhibit Index of this Registration Statement, which index is incorporated herein by reference.
Item 9: Undertakings
Allstate hereby undertakes:
1.To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
i.To include any prospectus required by Section 10(a)(3) of the Securities Act;
ii.To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
iii.To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the Registration Statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by Allstate pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
2.That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
Allstate hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of Allstate’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Allstate pursuant to the foregoing provisions, or otherwise, Allstate has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Allstate of expenses incurred or paid by a director, officer or controlling person of Allstate in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the Obligations being registered, Allstate will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
4	The Allstate Corporation Deferred Compensation Plan for Independent Contractor Exclusive Agents, as amended and restated effective January 1, 2018
5	Opinion of Julie Cho, Esq.
15	Acknowledgment of Deloitte & Touche LLP regarding unaudited interim financial information
23.1	Consent of Julie Cho (included in Exhibit 5)
23.2	Consent of Independent Registered Public Accounting Firm
24	Power of Attorney (included on signature page)
107	Filing Fee Table

POWER OF ATTORNEY
Each director and/or officer of the Registrant whose signature appears below hereby appoints Eric K. Ferren, Julie Cho, Christine DeBiase, John E. Dugenske, and Thomas J. Wilson, and each of them severally, as his or her attorney-in-fact in his or her name, place and stead, in any and all capacities stated below, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission. The Registrant also appoints Eric K. Ferren, Julie Cho, Christine DeBiase, John E. Dugenske, and Thomas J. Wilson, and each of them severally, as its attorney-in-fact in its name, place and stead to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission.
SIGNATURES
The Registrant. Pursuant to the requirements of the Securities Act, Allstate certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Township of Northfield, County of Cook, State of Illinois, on November 24, 2025.

THE ALLSTATE CORPORATION
By: /s/ Julie Cho
Name: Julie Cho
Title: Vice President, Deputy General Counsel and Corporate Secretary
Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Thomas J. Wilson	Chairman of the Board, President, Chief Executive Officer and a Director (Principal Executive Officer)	November 24, 2025
Thomas J. Wilson

/s/ John E. Dugenske	Chief Financial Officer (Principal Financial Officer)	November 24, 2025
John E. Dugenske

/s/ Eric K. Ferren	Senior Vice President, Controller and Chief Accounting Officer (Principal Accounting Officer)	November 24, 2025
Eric K. Ferren

/s/ Donald E. Brown	Director	November 24, 2025
Donald E. Brown

/s/ Kermit R. Crawford	Director	November 24, 2025
Kermit R. Crawford

/s/ Richard T. Hume	Lead Director	November 24, 2025
Richard T. Hume

/s/ Margaret M. Keane	Director	November 24, 2025
Margaret M. Keane

/s/ Siddharth N. Mehta	Director	November 24, 2025
Siddharth N. Mehta

/s/ Maria R. Morris	Director	November 24, 2025
Maria R. Morris

/s/ Jacques P. Perold	Director	November 24, 2025
Jacques P. Perold

/s/ Andrea Redmond	Director	November 24, 2025
Andrea Redmond

/s/ Judith A. Sprieser	Director	November 24, 2025
Judith A. Sprieser

/s/ Perry M. Traquina	Director	November 24, 2025
Perry M. Traquina

/s/ Monica J. Turner	Director	November 24, 2025
Monica J. Turner